June 2015

Pricing Sheet dated June 19, 2015 relating to

Preliminary Terms No. 397 dated June 5, 2015

Registration Statement No. 333-199966

Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Trigger Jump Securities Based on the Performance of the Common Stock of Apple Inc. due June 22, 2017

Principal at Risk Securities

PRICING TERMS — June 19, 2015
Issuer:		JPMorgan Chase & Co.
Underlying stock:		Common stock of Apple Inc.
Aggregate principal amount:		$2,908,820
Payment at maturity:		▪ If the final stock price is greater than or equal to the initial stock price, you will receive at maturity a cash payment per $10 stated principal amount security equal to:

$10 + upside payment

▪  If the final stock price is less than the initial stock price but greater than or equal to the downside threshold, you will receive at maturity a cash payment per $10 stated principal amount security equal to:

$10

▪ If the final stock price is less than the downside threshold, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 × stock performance factor This amount will be less than the stated principal amount of $10 and will represent a loss of more than 10%, and possibly all, of your principal amount.
Upside payment:		$3.20 per security (32% of the stated principal amount)
Downside threshold:		$113.94, which is 90% of the initial stock price
Stock performance factor:		final stock price / initial stock price
Initial stock price:		The closing price of one share of the underlying stock on the pricing date, which was $126.60
Final stock price:		The closing price of one share of the underlying stock on the valuation date
Stock adjustment factor:		The stock adjustment factor is referenced in determining the closing price of one share of the underlying stock and is set initially at 1.0 on the pricing date. The stock adjustment factor is subject to adjustment in the event of certain corporate events affecting the underlying stock.
Stated principal amount:		$10 per security
Issue price:		$10 per security (see “Commissions and issue price” below)
Pricing date:		June 19, 2015
Original issue date (settlement date):		June 24, 2015 (3 business days after the pricing date)
Valuation date:		June 19, 2017, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement no. 4a-I
Maturity date:		June 22, 2017 subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:		48127X435 / US48127X4354
Listing:		The securities will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$2,908,820.00	$72,720.50	$2,836,099.50
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security

The estimated value of the securities on the pricing date as determined by JPMS was $9.711 per $10 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary terms for additional information.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the accompanying preliminary terms.

Preliminary terms no. 397 dated June 5, 2015: http://www.sec.gov/Archives/edgar/data/19617/000114036115023334/formfwp.htm

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.